Exhibit 10.10
PRINTRONIX, INC.
1994 STOCK INCENTIVE PLAN
RESTRICTED STOCK PURCHASE AGREEMENT
     This Agreement is made as of July 9, 2005 between Printronix, Inc., a Delaware corporation (hereinafter referred to as the “Company”) and James B. McWilson (hereinafter referred to as “Participant”).
RECITALS
     A. The Company desires to make an award of restricted stock under the Company’s 1994 Stock Incentive Plan to Participant to create an additional incentive for Participant to further the interests of the Company and to reward Participant for achievement of certain performance criteria.
     B. The Company recognizes that the criteria applicable to the vesting of the awards may not be meaningful or reasonable in the event of a business combination with one or more other entities after Participant has provided services in an attempt to achieve the performance criteria.
     C. Accordingly, the Company desires to provide for early vesting in the event of certain changes in control.
AGREEMENT
     NOW, THEREFORE, the parties hereto agree as follows:
1. Purposes. This Agreement is entered into pursuant to and subject to the terms of the Printronix, Inc. 1994 Stock Incentive Plan to provide Participant with an additional interest in and incentive to serve the Company. Nothing contained in this Agreement, however, shall be construed as obligating either Participant or the Company to continue Participant’s employment or other affiliation with the Company.
2. Grant of Shares. Subject to the terms and conditions set forth in this Agreement, the Company hereby sells to Participant and Participant hereby purchases from the Company 11,600 shares of Common Stock, $.01 par value, of the Company (hereinafter collectively referred to as the “Shares” or singularly as a “Share”) at a purchase price of $.01 per share.

The Shares shall be issued to and delivered to Participant as soon after grant as is practicable.
3. Escrow of Shares. Upon issuance of the Shares to Participant, Participant shall immediately deliver the certificate(s) representing the Shares to the Company, along with appropriate stock powers executed by Participant, to facilitate transfer of the Shares, or any unvested portion thereof, to the Company in the event such is provided for under this Agreement and to insure the Shares are not sold or transferred by Participant prior to the time Participant is entitled to do so. Participant agrees that in the event any stock dividends, stock splits, reclassifications, or other changes are declared or made in the capital structure of the Company, all new, substituted and additional shares, or other securities, issued by reason of such change in respect to Shares that have not “vested” (as defined in Paragraph 6 hereof), shall be delivered forthwith to the Company and shall be held by the Company under the terms of this Agreement. The Company shall release from this escrow and deliver to Participant the certificate(s) representing any Shares that become vested as soon as reasonably practicable after they have become vested, together with any additional shares or other securities under this escrow which may have been issued in respect to such vested Shares by reason of a change in the capital structure of the Company as provided above.
4. Rights Incident to Shares. Subject to the provisions of this Agreement, Participant shall retain the right to vote the Shares and all other rights incidental to the ownership of the Shares; provided, however, that any cash dividends paid in respect to Shares that have not vested shall be held in escrow together with the Shares and will be transmitted to Participant at the time the Shares become vested.
5. Restrictions. Participant agrees not to sell, assign, transfer, pledge, or hypothecate in any way any of the Shares until they have vested. Participant understands and agrees that the certificate(s) evidencing the Shares shall bear a legend evidencing the restrictions set forth in this Agreement and such other legend or legends as the Company may deem to be necessary or appropriate.
     At such time as the Shares are deemed to be vested they will be redelivered to Participant free of the restrictions imposed by this Agreement (other than restrictions on transfer applicable to all similarly situated employees of the Company under the Federal Securities Laws including, but not limited to, restrictions designed to preclude insider trading).

6. Vesting. Except as provided in Paragraph 8 of this Agreement, the Shares shall vest upon the concurrence of the following events if, and only if, they occur within six (6) years of the date of this Agreement:
     (a) If, in any four (4) consecutive fiscal quarters the Company achieves cumulative profit before taxes (“PBT”) of 8.0%, one-third of the Shares will vest.
     (b) If, in any four (4) consecutive fiscal quarters the Company achieves cumulative PBT of 10.0%, two-thirds of the Shares will vest.
     (c) If, in any four (4) consecutive fiscal quarters the Company achieves cumulative PBT of 12.5%, all of the Shares will vest.
At such time as Participant’s interest in any of the Shares becomes vested, then to that extent the Shares shall be released from escrow and be redelivered to Participant.
7. Divestment of Shares. Upon the earlier of six (6) years from the date of this Agreement or termination of employment by the Participant, all Shares not vested as set forth above, shall be cancelled and shall revert to authorized but unissued stock. In that event, Participant shall promptly transfer the unvested portion of the Shares to the Company and hereby authorizes the Company to use the stock powers for that purpose and the Company shall reimburse Participant the purchase price paid for the Shares[, together with interest thereon at the rate of five percent (5%) per annum].
8. Fundamental Change in the Company’s Business. In the event the Company takes action that will result in it no longer being publicly traded or in the event of a change in control of the Company, then all of the Shares which have not reverted to the Company shall immediately vest. “Change in control” as used in this Agreement shall mean the Company enters into an agreement of merger or other acquisition in which the Company is not the surviving entity.
9. Computation of PBT. Calculation of PBT shall be made in a manner consistent with the Company’s historical methods of financial reporting. Notwithstanding the foregoing, PBT shall include any profit sharing contributions made to employees of the Company and shall exclude expenses associated with the granting of the restricted stock to Participant and to any other employees receiving restricted stock.

10. Tax Treatment. Participant hereby acknowledges that this transaction is subject to his or her reading and understanding the Summary of Certain Tax Consequences of Purchase of Restricted Stock attached hereto as Exhibit A.
11. Nontransferability. No interest in or under this Agreement may be assigned or transferred to any person whatsoever except that, after Shares have been released from the escrow and to the extent there are no other restrictions thereon, the Shares may be transferred.
12. Applicable Law. This Agreement shall be construed and governed by the laws of the State of California.
13. Paragraph Headings. The paragraph headings are inserted for convenience and ease of reference and are not to be considered in interpreting this Agreement.
     Executed at Irvine, California, as of the date first above written.

PRINTRONIX, INC.	PARTICIPANT

By: /s/ Robert A. Kleist	/s/ James B. McWilson

CONSENT OF SPOUSE
     The undersigned spouse of Participant hereby consents to the terms of this Agreement.
     /s/ Phyllis H. McWilson

“Exhibit A”
Summary of Federal Income Tax Consequences
Nonqualified Stock Options and Restricted Stock.
     There are no federal income tax consequences to either the Company or the optionee upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option or the purchase of restricted stock, the purchaser will recognize compensation income in an amount equal to the difference between the fair market value of the shares acquired on the date of purchase and the purchase price for such shares, unless the shares acquired are subject to repurchase by the Company and/or the purchaser is subject to suit pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In either such case, the purchaser would recognize compensation income in an amount equal to the difference between the purchase price and the fair market value of the shares acquired, as of the later of the date the Company’s right to repurchase the shares lapses or the date the purchaser is no longer subject to suit pursuant to Section 16(b) of the Exchange Act.
     However, a purchaser whose tax measurement date would be after the date of purchase for either of the foregoing reasons, may elect to be taxed as of the date of purchase by filing an election with the Internal Revenue Service pursuant to Section 83(b) of the Code not later than 30 days after the date the shares are purchased. If the Section 83(b) election is made, the purchaser will not recognize any additional income as and when the Company’s repurchase right, if any, lapses or the purchaser is no longer subject to suit pursuant to Section 16(b) of the Exchange Act. The Company is entitled to a tax deduction in an amount equal to the compensation income recognized by the purchaser. The purchaser’s basis in the shares acquired will be increased by the amount of compensation income recognized. Any subsequent gain or loss recognized upon the sale of such shares will be treated as capital gain or loss.